(a)(ii) Amendment No. 1 to Deposit Agreement, dated as of February 20, 1990

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AGREEMENT, dated as of February 20, 1990, between CRH public limited company (formerly Cement-Roadstone Holdings PLC), incorporated under the laws of the Republic of Ireland (the "Company"), and Citibank, N.A., a national banking association organized under the laws of the United States of America (the "Depositary"), constituting Amendment No. 1 to the Deposit Agreement (the "Deposit Agreement"), dated as of July 23, 1986, among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued pursuant to the Deposit Agreement.

W I T N E S S E T H:

WHEREAS, the Company is no longer exempt from the reporting requirements of the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Company and the Depositary desire to limit the circumstances under which the Company will be required to provide to the Depositary an opinion from United States counsel to the Company upon the issuance of its Ordinary Shares.

NOW, THEREFORE, the Company and the Depositary desire to amend the Deposit Agreement, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, terms which are defined in the Deposit Agreement are used herein as therein defined.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 1.01.          Available Information. Section 4.10 of the Deposit Agreement is amended in its entirety to read: The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission located, at the date hereof, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.”

SECTION 1.02.          Obligations of the Depositary, the Custodian and the Company. Paragraph four of Section 5.03 of the Deposit Agreement is amended by inserting the following sentence at the end of the paragraph which is contained on page 32 of the Deposit Agreement: "Neither the Depositary nor its agents shall be liable to any person for any actions taken by either in reliance upon any written instructions from the Company received pursuant to Section 5.07 hereof."

Section 2.03            Issuance of Additional Securities. Section 5.07 of the Deposit Agreement is amended in its entirety to read: "In the event of any issuance of additional Ordinary Shares or of other securities (including rights and convertible or exchangeable securities) as a dividend or distribution with respect to the Ordinary Shares or other Deposited Securities evidenced by Receipts to the Ordinary Shareholders, the Company agrees that with respect to such issuance to Holders, the Company will (i) forward to the Depositary written instructions as to the manner in which the Depositary is to effect actual delivery and (ii) in the event that the dividend or distribution to Holders is in a form other than payment of cash, upon the Depositary's reasonable request, the Company will promptly furnish to the Depositary a written opinion from counsel for the Company in the United States stating that such dividend or distribution will not violate the Securities Act of 1933.

The Company agrees with the Depositary that neither the Company nor any company controlled by the Company will at any time deposit any Ordinary Shares, either upon original issuance or upon a sale of Ordinary Shares previously issued and reacquired by the Company or by any company under its control unless a Registration Statement is in effect as to such ordinary Shares under the Securities Act of 1933 or unless the offering and sale of such Ordinary Shares is exempt from registration under the provisions of such Act or the transaction is exempt under such Act."

ARTICLE III

AMENDMENTS TO FORM OF RECEIPT

Section 3.01. Available Information. Section 9 of the Face of Receipt is amended in its entirety to read: "The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission located, at the date hereof, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549."

Section 3.02 Liability of Company and Depositary. The Section entitled "Liability of the Company and Depositary" contained on pages 7 through 9 of the Reverse of Receipt shall be amended by inserting the following language on page 9 of the Reverse of Receipt immediately prior to the first complete sentence contained on said page: "Neither the Depositary nor its agents shall be liable to any person for any actions taken by either in reliance upon any written instructions from the Company received pursuant to Section 5.07 of the Deposit Agreement."

ARTICLE IV

MISCELLANEOUS

Section 4.01. New Receipts. Immediately prior to the time the supply of Receipts currently in use is exhausted, the Depositary shall arrange, at the expense of the Company, to have new Receipts printed which reflect the changes to the form of Receipt effected by this Amendment. All Receipts issued hereunder after the date on which new Receipts become available, whether upon the deposit of Shares or other Deposited Securities or upon the transfer, combination or split-up of existing Receipts, shall reflect the changes to the form of Receipt effected by this Amendment. Receipts issued prior or subsequent to the date hereof which do not reflect the changes to the form of Receipt effected hereby need not be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement.

IN WITNESS WHEREOF, CRH public limited company and CITIBANK, N.A. have duly executed this Amendment as of February 20, 1989.

CRH public limited company

By:	/s/ Harry P. Sheridan
FINANCE DIRECTOR

CITIBANK, N.A.

By:	/s/ Wim Budding
Vice President

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